UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): February 16, 2011

Total Nutraceutical Solutions, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-53493

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

80 Columbia Street Stevenson, Washington	98648
(Address of principal executive offices)	(Zip Code)

(509) 427-5132
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On February 21, 2011, Total Nutraceutical Solutions, Inc. (“TNS”) issued a new Convertible Promissory Note to Delta Group Investments Limited in the principal amount of $312,500 with interest accruing at 5% per annum with a maturity date of June 30, 2012, replacing the Convertible Promissory Note issued to Delta Group Investments by TNS on March 26, 2010 in the principal amount of $300,000, with interest at 5% per annum and with a maturity date of March 26, 2013.  Please see the full description of the terms of the convertible promissory note below under Item 1.02.

Item 1.02

Termination of a Material Definitive Agreement.

On February 21, 2011, TNS and Delta Group Investments, Ltd. (“DGI”) entered into a Termination of Profit Sharing Agreement by which they terminated the Profit Sharing Agreement entered into on March 26, 2010 between TNS, DGI and American Charter Marketing LLC, a Nevada limited liability company (“ACM”).  Previously, on February 16, 2011 TNS accepted the transfer and release of all of the interest of ACM, the third Direct Marketing Affiliate, in the Profit Sharing Agreement to TNS, pursuant to an Equity Interest Transfer Agreement originally presented to TNS by ACM on September 28, 2010.

Pursuant to the Profit Sharing Agreement a Direct Marketing Affiliates Project (the “DMAP”) had been created with each party being a Direct Marketing Affiliate.  Pursuant to the agreement the parties had agreed to work together to undertake a direct mail campaign designed to sell certain TNS nutraceutical products for a period of three years, with the day to day management and control of business operations of the DMAP association being vested in TNS as the managing affiliate.  One of the affiliates, DGI, made an initial contribution to the DMAP association in the form of a $300,000 loan with interest at 5% per annum.  This loan was to be repaid by the DMAP association through allocation of 25% of net profits from the marketing and sale of new TNS nutraceutical products going to repayment of the loan and 25% of net profits going to each affiliate of the association.  During the operation of the DMAP, no payments were made to DGI out of net profits.

Under the Termination of Profit Sharing Agreement, TNS and DGI agreed that, in conjunction with the termination of the DMAP, TNS will take possession of all of the assets and property of the DMAP and will proceed to wind up its affairs.

In addition, in conjunction with the termination of the DMAP, on February 21, 2011, TNS issued a new Convertible Promissory Note to DGI in the principal amount of $312,500 with interest accruing at 5% per annum with a maturity date of June 30, 2012, replacing the Convertible Promissory Note issued to DGI by TNS on March 26, 2010 in the principal amount of $300,000, with interest at 5% per annum and with a maturity date of March 26, 2013.  The Note is convertible into shares of common stock at $0.06 per share at the option of DGI at any time prior to the maturity date, with the limitation that no such conversion can be made to the extent that such conversion would cause DGI to become a beneficial owner of 5% or more of the outstanding shares of TNS.  In conjunction with the issuance of the Convertible Promissory Note on February 21, 2011, TNS also issued to DGI a five year common stock purchase warrant to purchase 600,000 shares of common stock at $0.12 per share.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

10.1

Termination of Profit Sharing Agreement between Total Nutraceutical Solutions, Inc. and Delta Group Investments Limited dated February 21, 2011.

10.2

Convertible Promissory Note issued to Delta Group Investments Limited on February 21, 2011.

10.3

Equity Interest Transfer Agreement between TNS and American Charter Marketing, Inc. dated February 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL NUTRACEUTICAL SOLUTIONS, INC. (Registrant)

Date: February 22, 2011	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO